PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  February 2, 2012

Quarterly and Annual Earnings Reported by Citizens Bancorp of VA

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $842 thousand, or $0.36 per share, for the quarter ended December 31, 2011. This result is a 10.5% increase in net income as compared to the fourth quarter of the prior year. Net income for the fourth quarter of 2010 was $762 thousand, or $0.32 per share. The return on average assets for the quarter ended December 31, 2011 was 1.02% as compared to the same period in 2010 when the return on average assets was 0.91%. Net income for 2011 was $3.192 million, or $1.37 per share which was an increase of 8.3% or $0.12 per share compared to the full year for 2010. At December 31, 2011, the Company reported total consolidated assets of $328.6 million, which was a decrease of $1.8 million or 0.5% from the $330.5 million reported at December 31, 2010. During the fourth quarter of 2011, the Bank benefited from a decline in its cost of funds and a small increase in the earning asset yields. Deposit account balances declined $6.4 million to $271.6 million at December 31, 2011 as compared to $278.0 million at December 31, 2010.

Fourth Quarter and Fiscal 2011 in Brief:

•
Tax equivalent net interest margin for the fourth quarter of 2011 was 4.28% or a 40 basis point improvement as compared to 3.88% for the same period in 2010. The tax equivalent net interest margin for 2011 was 4.18% as compared to 4.05% for all of 2010, which is an increase of 13 basis points or 3.4%.

•
Provision for loan losses increased $10 thousand to $160 thousand in the fourth quarter of 2011 as compared to a provision of $150 thousand for the same quarter in 2010. For the year, management provided $685 thousand to the Allowance for Loan Losses or $65 thousand less than the $750 thousand recorded in 2010.

•
Noninterest income increased $50 thousand to $701 thousand for the fourth quarter of 2011, an increase of 7.7% over the same quarter in 2010. Noninterest income for 2011 was up $92 thousand at $2.496 million or 3.8% over the $2.404 million recorded for 2010.

•
Noninterest expense for the fourth quarter of 2011 was $2.479 million, an increase of 5.1% or $121 thousand over the $2.358 million recorded in the fourth quarter of 2010. Noninterest expense for 2011 was $9.625 million, an increase of only $37 thousand or 0.4% as compared to the $9.588 million incurred for 2010.

•	Book value per common share was $17.99 at December 31, 2011, up $1.15 from December 31, 2010.

•	Fourth quarter cash dividend of $0.17 per share declared, representing an annual dividend yield of 4.76%, based upon the average quoted stock price during the fourth quarter.

•	The Company remains “well-capitalized” at December 31, 2011 with total risk-based capital ratio of 22.05% and Tier 1 leverage ratio of 12.69%.

Net Interest Income

Net interest income for the three months ended December 31, 2011 was $3.056 million or $204 thousand greater than the $2.852 million for the same prior-year period. The Company’s fully tax-equivalent net interest margin for the three months ended December 31, 2011 was 4.28% as compared to 3.88% for the three months ended December 31, 2010. The net interest margin increase of 40 basis points was attributable to the decline in the cost of funds and a slight increase in the earning asset yield. Interest income on earning assets totaled $3.833 million for the three months ended December 31, 2011, or a decrease of $107 thousand from the $3.940 million reported for the same period in 2010. The earning assets yield for the three months ended December 31, 2011 was 5.32% as compared to the three months ended December 31, 2010 of 5.30%. Non-accrual loans during the fourth quarter of 2011 averaged $2.7 million or $1.8 million less than the average balance of $4.5 million for the fourth quarter of 2010. Average loan balances for the fourth quarter of 2011 were $198.8 million or a decrease of $8.1 million from the average balance of $206.9 million during the fourth quarter of 2010. The yield on loans increased 19 basis points to 6.40% for the three months ended December 31, 2011 as compared to 6.21% for the three months ended December 31, 2010. The average balance of investment securities for the fourth quarter of 2011 declined $3.8 million to $83.2 million as compared to $87.0 million for the same period in 2010. The tax equivalent yield of the investment securities was 3.59% during the quarter ended December 31, 2011, a decrease of 20 basis points when compared to the 3.79% tax equivalent yield reported in the same period of 2010.

Interest expense for deposit accounts and borrowings for the three months ended December 31, 2011 totaled $777 thousand or a decrease of $311 thousand from the $1.088 million reported during the same three month period in 2010. The cost of funds for the quarter ended December 31, 2011 was 1.10%, or a decrease of 40 basis points, when compared to the fourth quarter of 2010 when the cost of funds was 1.50%. This improvement can be linked to the ongoing low-rate environment and a shift in the deposit account mix where average balances of certificate of deposit accounts decreased $17.7 million for the fourth quarter of 2011 when compared to the fourth quarter of 2010, while the average balances of interest-bearing demand, savings and money market account balances increased $8.1 million over the same period. The average balance of low-cost deposit accounts as a percentage of total deposits increased to 48.4% for the full year of 2011 as compared to 44.8% for 2010. Low-cost deposit accounts are generally defined as interest-bearing checking, savings and money market accounts. One of the Bank’s priorities over the last few years has been to increase the percentage of low-cost deposit accounts.

Interest expense for deposit accounts and borrowings for the twelve months ended December 31, 2011 totaled $3.676 million or a decrease of $851 thousand from the $4.527 million recorded for the same period in 2010. The cost of funds for the twelve months ended December 31, 2011 was 1.30% and this is a decrease of 29 basis points when compared to the cost of funds of 1.59% reported for 2010. The categories most significantly impacting the reduction in the cost of funds were from certificates of deposit and money market accounts, which decreased 34 and 36 basis points, respectively, when compared to the same period in 2010.

Net interest income for the twelve months ended December 31, 2011 totaled $11.992 million or an increase of $149 thousand from the $11.843 million reported for the twelve months ended December 31, 2010. This increase is explained by looking at the earning assets yield and the cost of funds for both 2011 and 2010. The earning assets yield and the cost of funds for the twelve months ended December 31, 2011 were 5.41% and 1.30%, respectively. These results clearly indicated the overall impact of the continuing low interest rate environment during 2011. For the twelve months ended December 31, 2010, the earning assets yield and the cost of funds were 5.54% and 1.59%, respectively. When comparing these results to 2011, the decrease in the earning assets yield from 2010 to 2011 was 13 basis points and 29 basis points for the cost of funds. The higher rate of decrease in the cost of funds as compared to the decrease in the earning assets yield produced the higher net interest income results, in dollar terms.

The tax equivalent net interest margin for the twelve months ended December 31, 2011 was 4.18% or 13 basis points greater than the 4.05% net interest margin reported for the twelve months ended December 31, 2010. The net interest margin was affected by the continued low interest rate environment that resulted in reducing current year yields for earning assets and costs for deposit accounts and borrowings. The overall net interest margin increase from year to year was the result of the decrease in interest costs which exceeded the decrease in the earning assets yield.

Provision for Loan Losses

Management recorded $160 thousand in provision for the allowance for loan losses during the fourth quarter or $10 thousand greater than the quarter ended December 31, 2010 when the provision amount was $150 thousand. The Bank charged-off $362 thousand in loan balances during the fourth quarter of 2011 as compared to $1.057 million during the fourth quarter of 2010. For the twelve months of 2011, the provision for the allowance for loan losses was $685 thousand or $65 thousand less than the $750 thousand that was provided for the twelve months ended December 31, 2010. Charged-off loans totaled $750 thousand for the twelve months ended December 31, 2011 compared to $1.292 million in charged-off loans for the same period in 2010.

At December 31, 2011, loans past due 30 days or more and non-accrual loans totaled $4.0 million, which is a reduction of $3.1 million from December 31, 2010 when the loans past due 30 days or more and non-accrual loans totaled $7.1 million. Management believes the allowance for loan losses was adequately provided for as of December 31, 2011.

Noninterest Income

Noninterest income for the quarter ended December 31, 2011 was $701 thousand compared to $651 thousand for the quarter ended December 31, 2010, which is an increase of $50 thousand, or 7.7%. Higher revenue in the fourth quarter of 2011 was primarily the result of increases of $27 thousand in ATM fees and an increase of $16 thousand in gains on secondary market loan sales compared to the fourth quarter of 2010. In December, an Other-Than-Temporary (“OTTI”) impairment charge of $10 thousand was recorded against one of the Bank’s non-agency CMO securities.

Noninterest income for the twelve months ended December 31, 2011 was $2.496 million compared to $2.404 million for the twelve months ended December 31, 2010, which was an increase of $92 thousand or 3.8%. The variance in the twelve-month revenue comparison from 2011 to 2010 is due in part to higher ATM fee income, gains on loan sales and deposit account service fees, and is partially offset by the lack of investment securities gains in 2011 and the OTTI impairment write-down related to non-agency CMO securities recorded at June 30 and December 31, 2011. Securities gains recorded during 2011 and 2010 were not the result of securities sales, but were the result of issuers calling bonds at par.

Noninterest Expense

Noninterest expense totaled $2.479 million for the three months ended December 31, 2011, which is an increase of $121 thousand or 5.1% when compared to the same period in 2010 when non-interest expense totaled $2.358 million. The increase was primarily the result of higher net other real estate owned (“OREO”) property-related costs of $169 thousand, partially offset by lower FDIC deposit insurance premiums of $37 thousand. For the three months ended December 31, 2011, employee compensation costs were $1.372 million, which is $40 thousand or 3.0% greater than the three months ended December 31, 2010. Net occupancy and equipment expense for the fourth quarter of 2011 totaled $140 thousand and $111 thousand, respectively. Net occupancy expense decreased $12 thousand over the prior year as a result of lower maintenance costs. Equipment expense declined $21 thousand primarily as a result of lower depreciation expense. FDIC deposit insurance cost for the three months ended December 31, 2011 was $66 thousand or $37 thousand less than the $103 thousand reported for the three months ended December 31, 2010. During the quarter ended December 31, 2011 there was a total of $70 thousand in valuation write-downs of OREO properties currently held by the Bank. For the same quarter during 2010, there had not been any OREO write-downs. For the three months ended December 31, 2011, the Bank realized an $8 thousand gain on sale of OREO. Other expenses totaled $728 thousand or $89 thousand more than the $639 thousand reported for the three months ended December 31, 2010. The majority of the increase in other expenses is related to foreclosure and OREO expenses, net of OREO rental income.

Noninterest expense for the twelve months ended December 31, 2011 totaled $9.625 million compared to $9.588 million for the twelve months ended December 31, 2010. This was an increase of $37 thousand or 0.4%. Salaries and employee benefits increased $69 thousand for 2011 versus 2010. Other expense categories included in noninterest expense that were higher in 2011 compared to 2010 were data processing expense, which increased $72 thousand, net OREO expenses, which increased $89 thousand, and OREO impairment write-down, which increased $29 thousand. The expenses that decreased in 2011 when compared to 2010 included occupancy expense and equipment expense, which decreased $15 thousand and $65 thousand, respectively, and FDIC deposit insurance expense, which decreased $115 thousand. For the year ended December 31, 2011, the net gain on sale of OREO increased $16 thousand over the prior year. The write-down of OREO properties for the twelve months ended December 31, 2011 was $105 thousand, up $29 thousand from the $76 thousand in write-downs taken in the same period for 2010.

Balance Sheet

Consolidated assets totaled $328.6 million at December 31, 2011 which is a decrease of $1.8 million, or 0.5%, from the $330.5 million reported at December 31, 2010. Federal Funds Sold balances declined $5.0 million year-over-year as funds were used to handle deposit account withdrawals. Investment securities available for sale increased $1.8 million to $84.5 million at December 31, 2011 as compared to $82.7 million at December 31, 2010. Loans held for investment, net of the allowance for loan losses, totaled $197.4 million at December 31, 2011 as compared to $200.5 million at December 31, 2010, which is a decrease of $3.1 million. Gross loans outstanding decreased $3.0 million and the allowance for loan losses increased $184 thousand when compared to December 31, 2010. At December 31, 2011, net other real estate owned totaled $7.4 million, which was an increase of $4.0 million compared to $3.4 million at December 31, 2010.

Total deposit account balances were $271.6 million at December 31, 2011, or a decrease of $6.4 million when compared to $278.0 million at December 31, 2010. Management believes that the decrease in deposit account balances in the year-over-year comparison is primarily resulted from customers making large cash purchases, deleveraging and moving funds into other investments such as the stock market and bond funds. Stockholders’ equity at December 31, 2011 was $41.8 million, resulting in a book value per common share of $17.99, which compares to stockholders equity of $39.6 million at December 31, 2010 that resulted in a book value per common share of $16.84. The Company’s capital level significantly exceeded the “well-capitalized” levels of regulatory guidelines at December 31, 2011, with the Tier 1 Leverage ratio at 12.69% and Total Risk-Based ratio at 22.05%.

President and CEO, Joseph D. Borgerding commented, “We are very proud of the Bank’s strong earnings performance in 2011 as net income exceeded 2010 by $245 thousand or 8.3%. Management is very encouraged by the improvement in the loan portfolio with solid declines in both non-performing loans and loans over 30 days past due. Management of the net interest margin and additional emphasis on products and services that generate non-interest income were also strong contributors to the Bank’s earnings performance. We are very pleased with the Bank’s consistent performance and we will strive to keep the momentum going into 2012.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(Dollars in thousands, except share data)

	(Unaudited)
	December 31,	December 31,
Assets	2011	2010

Cash and due from banks	$6,124	$5,427
Interest-bearing deposits in banks	2,606	1,857
Federal funds sold	10,445	15,460
Securities available for sale, at fair market value	84,512	82,745
Restricted securities, at cost	933	1,079
Loans, net of allowance for loan losses of $2,352
and $2,168	197,363	200,515
Premises and equipment, net	6,790	7,135
Accrued interest receivable	1,635	1,816
Other assets	10,803	10,996
Other real estate owned, net of valuation allowance of $181 in 2011
and $76 in 2010	7,430	3,425

Total assets	$328,641	$330,455

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$37,079	$33,161
Interest-bearing	234,518	244,827
Total deposits	$271,597	$277,988
FHLB advances	5,000	5,000
Other borrowings	6,009	5,149
Accrued interest payable	608	886
Accrued expenses and other liabilities	3,581	1,795
Total liabilities	$286,795	$290,818

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,326,242 for 2011 and 2,353,509 for 2010	1,163	1,177
Additional paid-in capital	- -	- -
Retained earnings	40,533	39,308
Accumulated other comprehensive income (loss)	150	(848)
Total stockholders' equity	$41,846	$39,637

Total liabilities and stockholders' equity	$328,641	$330,455

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest and Dividend Income
Loans, including fees	3,209	3,237	12,939	13,557
Investment securities:
Taxable	349	438	1,651	1,951
Tax-exempt	262	254	1,031	821
Federal Funds sold	6	5	21	19
Other	7	6	26	22
Total interest and dividend income	3,833	3,940	15,668	16,370

Interest Expense
Deposits	745	1,049	3,528	4,375
Borrowings	32	39	148	152
Total interest expense	777	1,088	3,676	4,527

Net interest income	3,056	2,852	11,992	11,843

Provision for loan losses	160	150	685	750

Net interest income after provision
for loan losses	2,896	2,702	11,307	11,093

Noninterest Income
Service charges on deposit accounts	267	262	1,052	1,036
Net gain on sales of securities	7	2	7	32
Other-than-temporary impairments	(18)	-	(55)	-
Less: Noncredit portion of OTTI impairments	(8)	-	(5)	-
Net other-than-temporary impairments	(10)	-	(50)	-
Net gain on sales of loans	35	19	87	68
Income from bank owned life insurance	74	75	296	292
ATM fee income	192	165	760	649
Other	136	128	344	327
Total noninterest income	701	651	2,496	2,404

Noninterest Expense
Salaries and employee benefits	1,372	1,332	5,484	5,415
Net occupancy expense	140	152	590	605
Equipment expense	111	132	469	534
FDIC deposit insurance	66	103	392	507
Net (gain) on sale of other real estate owned	(8)	-	(29)	(13)
Impairment - other real estate owned	70	-	105	76
Other	728	639	2,614	2,464
Total noninterest expense	2,479	2,358	9,625	9,588

Income before income taxes	1,118	995	4,178	3,909

Income taxes	276	233	986	962

Net income	842	762	3,192	2,947
Earnings per share, basic & diluted	0.36	0.32	1.37	1.25

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Regulatory Capital Ratios
And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Per Share Data:
Earnings per weighted
average share	0.36	0.34	0.35	0.31	0.32

Weighted average shares
outstanding	2,328,307	2,340,193	2,348,509	2,348,787	2,357,779

Actual shares outstanding	2,326,242	2,331,242	2,348,509	2,348,509	2,353,509

Book value per share
at period end	$17.99	$18.20	$17.70	$17.18	$16.84

Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	1.02%	0.96%	1.00%	0.90%	0.91%

Net interest margin, (FTE)1	4.28%	4.12%	4.14%	4.19%	3.88%

Efficiency ratio2	65.98%	65.59%	65.77%	66.38%	67.31%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.69%	12.57%	12.54%	12.31%	12.22%

Total risk-based capital ratio	22.05%	22.01%	21.70%	21.64%	21.73%

Allowance for loan losses
to total loans	1.18%	1.18%	1.04%	1.12%	1.07%

Non-accruing loans to
total loans	1.04%	1.36%	1.66%	1.83%	1.89%

Net charge-offs (net recoveries)
to average loans (annualized)	0.34%	0.00%	0.56%	0.09%	2.02%

1 The net interest margin is reported on a tax equivalent basis. GAAP income presented on the income statement for investment securities totaling $611 thousand, for the period ended December 31, 2011, has been adjusted to $746 thousand in order to reflect the taxable equivalence of the tax-exempt securities, using a Federal income tax rate of 34%. The prior periods shown on the table were likewise adjusted.

2 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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